Exhibit 99.1

Herbalife Ltd. Announces Third Quarter 2009 Results and Provides Initial 2010 Guidance

LOS ANGELES--(BUSINESS WIRE)--November 2, 2009--Herbalife Ltd. (NYSE: HLF) today reported third quarter 2009 net sales of $600.2 million, a decrease of 0.3 percent compared to the same period of 2008, primarily reflecting the 780 basis point unfavorable impact from currency fluctuations. Excluding the impact from currency fluctuations, local currency year-over-year net sales were 7.5 percent higher than third quarter 2008 results. For the quarter ended September 30, 2009, the company reported net income of $57.9 million, or $0.91 per diluted share, compared to $58.1 million, or $0.89 per diluted share in the third quarter of 2008, reflecting lower net sales and gross profit margins attributable to unfavorable currency fluctuations, offset by a lower effective tax rate and accretion from the company’s share repurchase program. Excluding the impact from adjusting items in the third quarter 2009 (1), adjusted net income was $54.1 million, or $0.85 in adjusted diluted earnings per share, reflecting a decrease of 6.9 percent and 4.5 percent, respectively, compared to the same period in 2008.

For the nine months ended September 30, 2009, the company produced cash flow from operations of $227.3 million, paid dividends of $36.7 million, invested $42.1 million in capital expenditures, repurchased $32.5 million in common stock and paid approximately $10.0 million for certain acquired manufacturing assets. The company’s net debt balance (1) at the end of the third quarter was $94.4 million, reflecting an improvement of $106.3 million from December 2008.

“We were very pleased with our local currency sales growth of 7.5 percent that was driven by volume point growth of five percent this quarter and was well ahead of our expectations. We believe that the increase in volume continues to validate that our distributors are gaining traction and momentum through the use of the daily consumption sales model around the globe. The ongoing transformation of our business is enabling distributors to offer Herbalife products to a broader customer base which is allowing for deeper market penetration than in the past”, said Chairman and Chief Executive Officer Michael O. Johnson. “As we head into 2010, many of our key markets, led by engaged distributors, are demonstrating the successful transition to a business model more focused on daily consumption including the U.S., Taiwan, Korea, Brazil and India.”

During the third quarter 2009 the company added 48,040 new Sales Leaders (2), which is 8.7 percent lower than the same period in 2008. Additionally, total Sales Leaders (2) decreased 5.4 percent to 437,125 in the third quarter of 2009 compared to the same period in 2008. During the third quarter 2009, the company's President's Team membership increased 8.4 percent to 1,262 members versus the third quarter of 2008 and the company’s prestigious Chairman's Club and China Brand Ambassador membership increased 8.3 percent to 39 members, versus the third quarter of 2008.

1 See Schedule D – “Reconciliation of Non-GAAP Financial Measures” for more detail
2 See Schedule titled “New Sales Leaders by Region” and “Total Sales Leaders by Region” for more detail

Business Highlights

During the third quarter the company hosted three Extravaganzas in Europe: in Prague, Turin, and St. Petersburg along with an Extravaganza in Mexico, which collectively were attended by over 32,400 distributors. Additionally, Taiwan hosted an Herbalife University event, attended by over 11,000, which focused on providing detailed training to qualifying supervisors. Product launches during the quarter included Mango Herbal Aloe Concentrate in the U.S., Formula 1 Meal Replacement Bar in 11 countries within EMEA, all three flavors of the Protein Bars in Russia and Herbal Aloe Powder in China.

In early July 2009, China's Ministry of Commerce granted five additional licenses for the company to conduct direct-selling business in the provinces of Fujian, Shan’Xi, Sichuan, Hubei, and Shanghai. Licenses for these new provinces became effective immediately, except Shanghai which will be activated upon government review of our service outlets for which the timing remains uncertain. Additionally, the company’s license for Beijing, which was granted in July 2008 with the same exception as noted above for Shanghai, is now active. The company now has direct-selling licenses in 11 provinces representing an addressable population of approximately 599 million. Additionally, the company applied for five new provincial licenses in August 2009.

Third Quarter 2009 Regional Key Metrics

	Volume	Increase/	New	Increase/	Total	Increase/
	Points	(Decrease)	Sales	(Decrease)	Sales	(Decrease)
Region	(Mil)	(Y/Y)	Leaders	(Y/Y)	Leaders	(Y/Y)
North America	207.6	2.4%	10,569	(9.8%)	87,348	(4.5%)
Asia Pacific (excluding China)	148.2	36.1%	13,262	25.9%	89,750	11.2%
EMEA	109.4	(5.8%)	5,222	(13.7%)	66,454	(11.5%)
Mexico	126.4	(4.3%)	6,132	(1.8%)	64,438	(16.0%)
South & Central America	102.2	0.7%	6,376	(40.7%)	84,936	(11.8%)
China	32.3	6.8%	6,479	(11.0%)	44,199	6.3%

The North America region reported volume points of 207.6 million in the third quarter of 2009, reflecting an increase of 2.4 percent versus the same period of 2008. Volume point growth in the U.S., the largest country in the region, increased 2.8 percent compared to 2008, reflecting an increase in the Latin market of 7.0 percent and a decrease in the General market of 5.3 percent compared to the third quarter of 2008. New Sales Leaders in the region were 10,569 during the quarter ended September 30, 2009, a decrease of 9.8 percent versus the same period last year. Total Sales Leaders in the region decreased 4.5 percent to 87,348 as of September 30, 2009 versus September 30, 2008.

The Asia Pacific region reported volume points of 148.2 million in the third quarter of 2009, reflecting an increase of 36.1 percent over the same period of 2008. Top markets in this region were Taiwan, with volume point growth of 37.2 percent; Korea, with volume point growth of 83.3 percent; Malaysia with volume point growth of 16.8 percent and India with volume point growth of 111.4 percent, all compared to the same period in 2008. New Sales Leaders in the region were 13,262 during the quarter ended September 30, 2009, an increase of 25.9 percent versus the same period last year. Total Sales Leaders increased 11.2 percent to 89,750 as of September 30, 2009 versus September 30, 2008.

The Europe, Middle East and Africa (EMEA) region reported volume points of 109.4 million in the third quarter of 2009, reflecting a decrease of 5.8 percent versus the same period of 2008. The top market in this region was Italy, with volume point growth of 6.7 percent compared to the same period in 2008. New Sales Leaders in the region were 5,222 during the quarter ended September 30, 2009, a decrease of 13.7 percent versus the same period last year. Total Sales Leaders in the region decreased 11.5 percent to 66,454 as of September 30, 2009 versus September 30, 2008.

The Mexico region reported volume points of 126.4 million in the third quarter of 2009, reflecting a decrease of 4.3 percent versus the same period of 2008. During the third quarter of 2008, the company began collecting a Value Added Tax (VAT) from our Mexican distributors that has had a negative impact on our financial results. Distributors in Mexico previously paid zero percent VAT on their purchases for most of our nutrition products. This effective price increase, which impacted approximately 60 percent of our volume points in the Mexican market, adversely affected sales in Nutrition Clubs, which are retail price-sensitive, and as a result has caused volume to decline from pre-VAT levels. We are continuing to challenge this assessment on several fronts. New Sales Leaders in the Mexico region were 6,132 during the quarter ended September 30, 2009, or 1.8 percent lower than the same period last year. Total Sales Leaders in the region decreased 16.0 percent to 64,438 as of September 30, 2009 versus September 30, 2008.

The South and Central American region reported volume points of 102.2 million in the third quarter of 2009, reflecting an increase of 0.7 percent versus the same period of 2008. The top markets in this region were Brazil, with volume point growth of 7.7 percent and Venezuela, with a volume point increase of 36.8 percent, both compared to the same period in 2008. New Sales Leaders in the region were 6,376 during the quarter ended September 30, 2009, or 40.7 percent lower than the same period last year. Total Sales Leaders in the region decreased 11.8 percent to 84,936 as of September 30, 2009 versus September 30, 2008.

The China region reported volume points of 32.3 million in the third quarter of 2009, reflecting an increase of 6.8 percent over the same period of 2008. The company is currently licensed for direct sales in 11 provinces. New Sales Employees in China were 6,479 during the quarter ended September 30, 2009, a decrease of 11.0 percent versus the same period last year. Total Sales Employees increased 6.3 percent to 44,199 as of September 30, 2009 versus September, 2008.

2009 Guidance

Based on current business trends and late September spot FX rates, the company’s fourth quarter 2009 and fiscal 2009 guidance is provided below. We expect to exchange most of our excess cash in Venezuela, approximately 100 million Venezuelan Bolivars, for U.S. dollars during the fourth quarter at a parallel exchange rate that is unfavorable to the official exchange rate. In October 2009, we began, and will continue, to repatriate exchanged U.S. dollars which would result in a reduction of cash of approximately $30 million. The P&L impact of this expected repatriation will be recognized in the fourth quarter of 2009 as well as in 2010, and is excluded from both periods’ guidance below.

Fourth Quarter - The company’s fourth quarter 2009 diluted earnings per share guidance range is $0.88 to $0.91 (3) (4) (5) (6) on a volume point growth of 8.5 percent to 9.5 percent and a net sales growth of 15.5 percent to 16.5 percent compared to the same period in 2008, respectively, and an effective tax rate range of 30.0 percent to 31.0 percent. Assuming constant currency levels from the fourth quarter of 2008, the company’s net sales growth range would be 11.0 percent to 12.0 percent and its diluted earnings per share range would be $0.79 to $0.82. The company’s fourth quarter 2009 capital expenditures are expected to be in the range of $18 to $23 million.

Fiscal 2009 - The company’s new full year diluted earnings per share guidance is $3.19 to $3.22 (3) (4) (5) (6) on volume point growth of 1.0 percent to 1.5 percent and a net sales decline of 2.5 percent to 3.0 percent compared to 2008, respectively, along with an effective tax rate range of 30.5 to 31.0 percent. Assuming constant currency levels from 2008, the company’s net sales growth range would be 3.0 percent to 4.0 percent and its diluted earnings per share range would be $3.99 to $4.02. Full year 2009 capital expenditures are expected in the range of $60 million to $65 million.

2010 Guidance

Based on current business trends and late September spot FX rates, the company is initiating guidance for 2010 with a diluted earnings per share guidance range of $3.50 to $3.65 (7) on a volume point growth of 5.0 to 6.0 percent and a net sales growth of 11.0 percent to 13.0 percent compared to the same period in 2009, respectively, and an effective tax rate range of 30.0 percent to 31.0 percent. The company’s guidance for capital spending in 2010 is in the range of $65 to $75 million.

While 2010 guidance excludes the impact of repatriating approximately 100 million Venezuelan Bolivars of our existing excess cash in Venezuela described above, 2010 guidance does include the ongoing repatriation of excess cash generated in Venezuela during 2010 at rates which are unfavorable to the official exchange rate. (8)

3 Excludes the potential impact of expenses relating to the company’s December 2008 restructuring.
4 Excludes the accretion/dilution impact should the company elect to repurchase shares under its share repurchase program.
5 Excludes the impact of repatriating dollars from Venezuela at an exchange rate which is less favorable than the official exchange rate.
6 Excludes the impact of the expense resulting from an international income tax audit settlement, expiration of statute of limitation on a reserved issue, and the expected Q4 reversal of a prior adjustment to income tax accrual.
7 Includes utilization of $50 million of the company’s share repurchase program.
8 Assumes a Parallel rate of no more than 6.5 Bolivars to 1 Dollar.

Third Quarter Earnings Conference Call

Herbalife's senior management team will host an investor conference call to discuss its third quarter 2009 financial results and provide an update on current business trends on Tuesday, November 3 at 8 a.m. PST (11 a.m. EST).

The dial-in number for this conference call for domestic callers is (866) 219-5268 and (703) 639-1120 for international callers. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the company’s Web site at http://ir.Herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 336024. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

2009 Analyst and Investor Day

Herbalife's senior management team will host its annual analyst and investor day on December 17, 2009 in New York at the Four Seasons. Chairman and CEO Michael O. Johnson and Chief Financial Officer Richard Goudis will be joined by other members of Herbalife’s management team to discuss the company’s initiatives and operations.

The presentation will be webcast in the investor relations section of Herbalife’s Web site at https://ir.Herbalife.com

To register for the event, email investorrelations@herbalife.com or call Amy Greene at 213.745.0504.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 70 countries through a network of approximately 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s Web site contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.Herbalife.com. The company encourages investors to visit its Web site from time to time, as information is updated and new information is posted.

Disclosure Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our distributors;

• adverse publicity associated with our products or network marketing organization;

• uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;

• our inability to obtain the necessary licenses to expand our direct selling business in China;

• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;

• improper action by our employees or international distributors in violation of applicable law;

• changing consumer preferences and demands;

• loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;

• the competitive nature of our business;

• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;

• third party legal challenges to our network marketing program;

• risks associated with operating internationally, including foreign exchange and devaluation risks;

• our dependence on increased penetration of existing markets;

• contractual limitations on our ability to expand our business;

• our reliance on our information technology infrastructure and outside manufacturers;

• the sufficiency of trademarks and other intellectual property rights;

• product concentration;

• our reliance on our management team;

• uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

• changes in tax laws, treaties or regulations, or their interpretation;

• taxation relating to our distributors;

• product liability claims;

• any collateral impact resulting from the ongoing worldwide financial “crisis,” including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a recessionary economic environment; and

• whether we will purchase any of our shares in the open markets or otherwise.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008

North America	$140,829	$135,840	$402,294	$387,665
Mexico	68,290	91,632	193,881	287,962
South and Central America	93,035	94,364	253,702	299,066
EMEA	123,334	135,434	373,222	453,303
Asia Pacific	129,240	103,736	357,723	313,830
China	45,490	41,193	112,884	104,510
Worldwide net sales	600,218	602,199	1,693,706	1,846,336
Cost of Sales	131,777	116,620	356,619	362,335
Gross Profit	468,441	485,579	1,337,087	1,484,001
Royalty Overrides	194,639	200,323	556,921	628,343
SGA	195,968	196,761	568,220	584,274
Operating Income	77,834	88,495	211,946	271,384
Interest Expense - net	1,037	3,407	4,087	10,364
Income before income taxes	76,797	85,088	207,859	261,020
Income Taxes	18,902	27,004	60,169	73,489
Net Income	57,895	58,084	147,690	187,531

Basic Shares	61,234	63,594	61,467	64,062
Diluted Shares	63,397	65,439	63,049	66,269

Basic EPS	$0.95	$0.91	$2.40	$2.93
Diluted EPS	$0.91	$0.89	$2.34	$2.83

Dividends declared per share	$0.20	$0.20	$0.60	$0.60

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	Sept 30,	Dec 31,
	2009	2008
ASSETS
Current Assets:
Cash & cash equivalents	$215,401	$150,847
Receivables, net	84,747	70,002
Inventory, net	133,376	134,392
Prepaid expenses and other current assets	97,510	89,214
Deferred income taxes	43,490	40,313
Total Current Assets	574,524	484,768

Property and equipment, net	176,774	175,492
Deferred compensation plan assets	17,076	15,754
Deferred financing cost, net	1,622	1,989
Marketing related intangibles	310,060	310,060
Goodwill	115,351	110,677
Other assets	23,079	22,578

Total Assets	$1,218,486	$1,121,318

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$41,324	$41,084
Royalty Overrides	144,170	130,369
Accrued compensation	57,105	60,629
Accrued expenses	127,271	104,795
Current portion of long term debt	12,361	15,117
Advance sales deposits	35,034	12,603
Income taxes payable	24,093	37,302
Total Current Liabilities	441,358	401,899

Non-current liabilities
Long-term debt, net of current portion	297,482	336,514
Deferred compensation	15,970	13,979
Deferred income taxes	102,648	103,675
Other non-current liabilities	23,695	23,520
Total Liabilities	881,153	879,587

Contingencies

Shareholders' equity:
Common shares	122	123
Additional paid in capital	210,748	197,715
Accumulated other comprehensive loss	(26,956)	(28,614)
Retained earnings	153,419	72,507
Total Shareholders' Equity	337,333	241,731

Total Liabilities and Shareholders' Equity	$1,218,486	$1,121,318

Herbalife Ltd.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	9/30/2009	9/30/2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$147,690	$187,531
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,646	34,789
Deficiency (Excess) tax benefits from share-based payment arrangements	759	(12,659)
Share based compensation expenses	15,100	13,877
Amortization of discount and deferred financing costs	367	359
Deferred income taxes	(3,098)	1,348
Unrealized foreign exchange transaction loss (gain)	6,763	(4,580)
Other	233	891
Changes in operating assets and liabilities:
Receivables	(9,265)	(16,483)
Inventories	10,451	(11,232)
Prepaid expenses and other current assets	(5,724)	(37,392)
Other assets	354	(1,613)
Accounts payable	(4,851)	8,155
Royalty overrides	9,525	14,201
Accrued expenses and accrued compensation	5,870	18,851
Advance sales deposits	21,011	6,877
Income taxes payable	(15,529)	359
Deferred compensation plan liability	1,992	(1,682)
NET CASH PROVIDED BY OPERATING ACTIVITIES	227,294	201,597

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property	(41,776)	(68,325)
Proceeds from sale of property	93	67
Acquisition of business	(10,000)	0
Deferred compensation plan assets	(1,321)	1,488
NET CASH USED IN INVESTING ACTIVITIES	(53,004)	(66,770)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(36,727)	(38,338)
Borrowings from long-term debt	138,974	50,000
Principal payments on long-term debt	(180,540)	(117,652)
Increase in deferred financing costs	0	(75)
Share repurchases	(33,630)	(94,193)
(Deficiency) Excess tax benefits from share-based payment arrangements	(759)	12,659
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	2,209	18,275
NET CASH USED IN FINANCING ACTIVITIES	(110,473)	(169,324)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	737	(3,516)
NET CHANGE IN CASH AND CASH EQUIVALENTS	64,554	(38,013)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	150,847	187,407
CASH AND CASH EQUIVALENTS, END OF PERIOD	$215,401	$149,394
CASH PAID DURING THE PERIOD
Interest paid	$8,443	$10,365
Income taxes paid	$77,397	$68,597
NON CASH ACTIVITIES
Assets acquired under capital leases and other long-term debt	$339	$28,785

Herbalife Ltd
New Sales Leaders by Region
(Unaudited)

	For Three Months Ended September 30, 2009			For the Nine Months Ended September 30, 2009
	2009	2008	% Change	2009	2008	% Change
North America	10,569	11,723	(9.8%)	29,095	33,862	(14.1%)
Mexico	6,132	6,243	(1.8%)	16,799	21,810	(23.0%)
South & Central America	6,376	10,758	(40.7%)	22,212	36,666	(39.4%)
EMEA	5,222	6,052	(13.7%)	17,162	21,107	(18.7%)
Asia Pacific (excluding China)	13,262	10,532	25.9%	37,182	30,676	21.2%
Total New Supervisors	41,561	45,308	(8.3%)	122,450	144,121	(15.0%)
New China Sales Employees	6,479	7,283	(11.0%)	17,577	19,500	(9.9%)
Worldwide Total New Sales Leaders (1)	48,040	52,591	(8.7%)	140,027	163,621	(14.4%)

Herbalife Ltd
Total Sales Leaders by Region
(Unaudited)

	As of September 30
	2009	2008	% Change
North America	87,348	91,496	(4.5%)
Mexico	64,438	76,700	(16.0%)
South & Central America	84,936	96,285	(11.8%)
EMEA	66,454	75,071	(11.5%)
Asia Pacific (excluding China)	89,750	80,706	11.2%
Total Supervisors	392,926	420,258	(6.5%)
China Sales Employees	44,199	41,580	6.3%
Worldwide Total Sales Leaders (1)	437,125	461,838	(5.4%)

Note: (1) – We refer to supervisors who qualified in 69 countries under our traditional marketing plan plus China sales employees collectively as ‘Sales Leaders’.

Herbalife Ltd
Volume Points by Region
(Unaudited, In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change

North America	207,612	202,772	2.4%	594,567	586,190	1.4%
Mexico	126,375	132,083	(4.3%)	371,035	433,023	(14.3%)
South & Central America	102,166	101,475	0.7%	302,708	331,476	(8.7%)
EMEA	109,429	116,218	(5.8%)	350,871	382,282	(8.2%)
Asia Pacific (excluding China)	148,184	108,840	36.1%	418,591	325,567	28.6%
China	32,270	30,224	6.8%	85,904	84,317	1.9%
Worldwide	726,036	691,612	5.0%	2,123,676	2,142,855	(0.9%)

SUPPLEMENTAL INFORMATION
SCHEDULE A: FINANCIAL GUIDANCE

2009 Guidance

For the Three Months and Twelve Months Ending December 31, 2009

	Three Months Ending		Twelve Months Ending
	December 31, 2009		December 31, 2009
	Low	High	Low	High

Volume point growth vs 2008	8.5%	9.5%	1.0%	1.5%
Net sales growth vs 2008	15.5%	16.5%	(3.0%)	(2.5%)
EPS (1) (2) (3) (4)	$0.88	$0.91	$3.19	$3.22
Cap Ex ($ millions)	$18.0	$23.0	$60.0	$65.0
Effective Tax Rate (4)	30.0%	31.0%	30.5%	31.0%

(1) Excludes the potential impact of expenses relating to the company’s December 2008 restructuring.
(2) Excludes any accretion/dilution impact should the company elect to repurchase shares under its share repurchase program.
(3) Excludes the impact of repatriating dollars from Venezuela at an exchange rate that is less favorable than the official exchange rate.
(4) Excludes the impact of the expense resulting from an international income tax audit settlement, expiration of statute of limitation of a reserved issue, and the expected Q4 reversal of a prior adjustment to income tax accrual.

2010 Guidance

For the Twelve Months Ending December 31, 2010

	Twelve Months Ending
	December 31, 2010
	Low	High

Volume point growth vs 2009	5.0%	6.0%
Net sales growth vs 2009	11.0%	13.0%
EPS (1) (2)	$3.50	$3.65
Cap Ex ($ millions)	$65.0	$75.0
Effective Tax Rate	30.0%	31.0%

(1) Includes utilization of $50 million of the company’s share repurchase program.
(2) While 2010 guidance excludes the impact of repatriating approximately 100 million Venezuelan Bolivars of our existing excess cash in Venezuela, 2010 guidance does include the ongoing repatriation of excess cash generated in Venezuela during 2010.

SCHEDULE B: NET SALES OF TOP 10 COUNTRIES
(In Millions)

		Q3 2009					Q3 2008
			Currency	FX Benefit				Currency	FX Benefit
		Reported	Adjusted	(Loss)			Reported	Adjusted	(Loss)
1	USA	$136.7	$136.7	$0.0	1	USA	$130.9	$130.9	$0.0
2	Mexico	$68.3	$87.8	($19.5)	2	Mexico	$91.6	$86.1	$5.5
3	China	$45.5	$45.4	$0.1	3	Brazil	$43.6	$37.8	$5.8
4	Brazil	$45.1	$50.7	($5.6)	4	China	$41.2	$37.3	$3.9
5	Taiwan	$41.3	$43.3	($2.0)	5	Taiwan	$32.4	$30.7	$1.7
6	South Korea	$33.4	$38.9	($5.5)	6	Italy	$27.7	$25.3	$2.4
7	Italy	$29.2	$30.8	($1.6)	7	Korea	$20.8	$23.9	($3.1)
8	Venezuela	$21.9	$21.9	$0.0	8	Venezuela	$15.9	$15.9	$0.0
9	Malaysia	$12.3	$13.0	($0.7)	9	France	$13.2	$12.1	$1.1
10	Japan	$11.8	$12.5	($0.7)	10	Japan	$13.0	$11.9	$1.1
Total of Top 10		$445.5	$481.0	($35.5)	Total of Top 10		$430.3	$411.9	$18.4
TOTAL NET SALES		$600.2	$647.4	($47.2)	TOTAL NET SALES		$602.2	$576.4	$25.8

Note: Currency adjusted net sales use the prior year foreign currency rates to adjust current year reported net sales figures.

SCHEDULE C: VOLUME POINTS FOR TOP 10 COUNTRIES
(In Millions)
		Q3 2009			Q3 2008
1	USA	201.8	1	USA	196.3
2	Mexico	126.4	2	Mexico	132.1
3	Taiwan	51.3	3	Brazil	42.7
4	Brazil	45.9	4	Taiwan	37.4
5	Korea	41.6	5	China	30.2
6	China	32.3	6	Korea	22.7
7	Italy	22.9	7	Italy	21.5
8	Venezuela	16.1	8	Venezuela	11.8
9	Malaysia	12.5	9	Malaysia	10.7
10	India	9.5	10	Peru	10.6
	Total of Top 10	560.3		Total of Top 10	516.0
TOTAL VOLUME POINTS		726.0	TOTAL VOLUME POINTS		691.6

SCHEDULE D: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in Thousands, Except Per Share Data)

In addition to its reported results, the Company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Nine Months Ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008
Net income, as reported	$57,895	$58,084	$147,690	$187,531
Restructuring Expenses associated with realignment for growth initiative (1)	494	-	899	1,071
Expiration of statutes of limitations	(4,852)	-	(4,852)	-
Tax expense resulting from an international income tax audit settlement	537	-	1,628	-
Net income, as adjusted	$54,074	$58,084	$145,365	$188,602

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended		Nine Months Ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008
Diluted earnings per share, as reported	$0.91	$0.89	$2.34	$2.83
Restructuring Expenses associated with realignment for growth initiative (1)	0.01		0.01	0.02
Expiration of statutes of limitations	(0.08)	-	(0.08)	-
Tax expense resulting from an international income tax audit settlement	0.01	-	0.03	-
Diluted earnings per share, as adjusted (2)	$0.85	$0.89	$2.31	$2.85

The following is a reconciliation of total long-term debt to net debt:

	9/30/2009	12/31/2008

Total long-term debt (current and long-term portion)	$309,843	$351,631
Less: Cash and cash equivalents	215,401	150,847
Net debt	$94,442	$200,784
(1)	The restructuring charge adjustments reflect items that although they, or similar items, might recur are of a nature and magnitude that identifying them separately provides investors with a greater ability to project the Company’s future performance.
(2)	Amounts may not total due to rounding

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
213-745-0517
Investor Contact:
Amy Greene
VP, Investor Relations
213-745-0504